April 2008 Preliminary Terms No. 603 Registration Statement No. 333-131266 Dated April 2, 2008 Filed pursuant to Rule 433

I N T E R E S T   R A T E   S T R U C T U R E D   P R O D U C T S

Senior Fixed Rate Step-Up Callable Notes due April 14, 2023
Global Medium Term Notes, Series F

We, Morgan Stanley, have the right to redeem the notes on any interest payment date, beginning April 14, 2011. The amount of interest payable on the notes will increase in increments every three years.   We describe the basic features of these notes in the sections of the accompanying prospectus called “Description of Debt Securities – Description of Fixed Rate Debt Securities” and prospectus supplement called “Description of Notes,” subject to and as modified by the provisions described below.

PRELIMINARY TERMS
Issuer:	Morgan Stanley
Aggregate principal amount:	$ . We may increase the aggregate principal amount prior to the original issue date but are not required to do so.
Stated principal amount:	$1,000
Issue price:	$1,000 (100%)
Pricing date:	April , 2008
Original issue date:	April 14, 2008
Interest accrual date:	April 14, 2008
Maturity date:	April 14, 2023
Interest rate:
6.00%, from and including the original issue date to but excluding April 14, 2011
6.25%, from and including April 14, 2011 to but excluding April 14, 2014
6.50%, from and including April 14, 2014 to but excluding April 14, 2017
6.75%, from and including April 14, 2017 to but excluding April 14, 2020
7.00%, from and including April 14, 2020 to but excluding April 14, 2023

Interest payment period:	Semi-Annually
Interest payment dates:
The 14th of each April and October, beginning October 14, 2008; provided that if any such day is not a business day, that interest payment will be made on the next succeeding business day and no adjustment will be made to any interest payment made on that succeeding business day.

Day-count convention:	30/360
Redemption:
Beginning April 14, 2011, we have the right to redeem all of these notes on any redemption date and pay to you 100% of the stated principal amount per note plus accrued and unpaid interest to but excluding the date of such redemption. If we decide to redeem the notes, we will give you notice at least 10 calendar days before the redemption date specified in the notice.

Redemption percentage at redemption date:	100%
Redemption dates:	Quarterly on each April 14, July 14, October 14, and January 14, beginning on April 14, 2011
Specified currency:	U.S. dollars
Trustee:	The Bank of New York (as successor trustee to JPMorgan Chase Bank, N.A.)
Calculation agent:	The Bank of New York
Listing:	The notes will not be listed on any securities exchange.
Denominations:	$1,000 / $1,000
CUSIP:	61745EVK4
Book-entry or certificated note:	Book-entry
Business day:	New York
Agent:	Morgan Stanley & Co. Incorporated
Commissions and Issue Price:	Price to Public(1)	Agent’s Commissions(1)(2)	Proceeds to Company
Per Note:	100%	2.00%	98.00%
Total:	$	$	$

You should read this document together with the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below, before you decide to invest.

Amendment No. 1 to Prospectus Supplement dated July 24, 2007
Prospectus dated January 25, 2006

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

Senior Fixed Rate Step-Up Callable Notes due April 14, 2028

Supplemental Information Concerning Plan of Distribution

We expect to deliver the notes against payment therefor in New York, New York on April 14, 2008, which will be the                            scheduled business day following the date of the pricing of the notes.  Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise.  Accordingly, purchasers who wish to trade notes on the date of pricing or on or prior to the third business day prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.

April 2008	Page 2